Ronald R. Chadwick, P.C.

Certified Public Accountant

2851 South Parker Road

Suite 720

Aurora, Colorado  80014

Phone (303)306-1967

Fax (303)306-1944

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

I consent to the use in the Registration Statement of B2 Health, Inc. on Form SB-2 of my Report of Independent Registered Public Accounting Firm, dated October 27, 2006, on the consolidated balance sheet of B2 Health, Inc. as at September 30, 2006, and the related consolidated statements of operations, stockholders' equity, and cash flows for the period from March 8, 2006 (date of inception) to September 30, 2006.

In addition, I consent to the reference to me under the heading “Experts” in the Registration Statement.

RONALD R. CHADWICK, P.C.

/s/ Ronald R. Chadwick

Aurora, Colorado

September 10, 2007